EXHIBIT 99



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AmeriCann Board Approves Plan to Convert to First Medical Cannabis REIT

Developer Plans Real Estate Investment Trust (REIT) Status to Accelerate National Expansion

DENVER, CO / ACCESSWIRE / April 29, 2016 / AmeriCann, Inc. (ACAN), a company that designs, develops and owns advanced medical cannabis facilities, today announced that its Board of Directors has approved unanimously a plan for the company to pursue conversion to real estate investment trust (REIT) status. The Company expects to elect REIT status subject to completion of related preparatory work and the obtaining of necessary third-party consents.

The Company currently has projects in various stages of development in several states with over 1,000,000 square feet currently designed. The Company recently announced agreements with tenants for projects in Massachusetts and Delaware.

"This announcement to convert to a REIT is significant for our Company," stated Ben Barton, AmeriCann's Chairman. "As more states join the modernization towards regulated medical marijuana, there will be a corresponding need to build the infrastructure necessary to serve patients in these states. We believe that the REIT structure for us supports this objective and positions us to achieve a greater level of profitability and long-term shareholder value."

The investment community has developed an appreciation for the benefits of focused specialty REITs. AmeriCann's goal is to develop and own a significant portion of the estimated $27 billion in real estate that the cannabis industry will require nationwide.

AmeriCann does not cultivate, process or distribute cannabis. It develops and leases proprietary state-of-art facilities to licensed operators exclusively in regulated markets.

The Company's facilities will be designed utilizing AmeriCann's proprietary system known as "Cannopy." AmeriCann has drawn on its team's extensive experience in traditional horticulture, lean manufacturing, medical research, facility construction, regulatory compliance, security, cannabis cultivation and genetics, extraction processes, and infused product development.

AmeriCann's sustainable greenhouse designs are more energy efficient than traditional indoor warehouse facilities that rely exclusively on artificial lighting. This can lower utility bills by up to 75%. Also, harnessing natural sunlight is the best energy source for plants.

"The medical cannabis industry is one of the fastest growing segments in the country," stated Company President Tim Keogh. "The REIT status, with the potential for regular tax advantaged quarterly distributions, would provide an ideal structure for AmeriCann to obtain the capital necessary to fund our aggressive development plans."



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Congress  created  REITS  over 55 years ago in order to give all  investors  the opportunity to invest in large-scale, diversified portfolios of income-producing real estate. To qualify as a REIT a company must pay at least 90 percent of its taxable income in the form of shareholder dividends each year.

According to the National Association of Real Estate Investment Trusts, at the start of 2016, there were more than 200 REITs in the U.S. registered with the SEC that traded on one of the major stock exchanges. These REITs have a combined equity market capitalization of nearly $1 trillion. In 2014, listed U.S. REITs paid out $41 billion in dividends.

The process to convert to a REIT is subject to shareholder approval and requires third party consents. The Company has not yet identified a specific conversion date to REIT status. Additionally, REITs have certain ownership restrictions and distribution requirements that are unique to REITs.

About AmeriCann

AmeriCann designs, develops and owns advanced medical cannabis facilities to produce the best possible medical cannabis in the most efficient manner utilizing advanced, sustainable practices. The Company has over 1,000,000 square feet of facilities in various stages of development in Colorado, Massachusetts, Delaware, and Illinois. AmeriCann does not cultivate, process or distribute cannabis, but partners with local business to serve marijuana patients in their communities. More information about the Company is available at: www.americann.co.

Forward-Looking Statements

This press release contains  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words
"believe,"  "anticipate,"  "estimate,"  "expect,"  "intend," "plan,"  "project,"
"prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended September 30, 2015, which the Company has filed with the SEC and which may be viewed at: http://www.sec.gov